Exhibit 99.1

Description of PetroAlgae Inc. Common Stock

The total number of shares of stock which PetroAlgae Inc. (the “Company”) has the authority to issue is 325,000,000, of which 300,000,000 is designated common stock, par value $.001 per share, and of which 25,000,000 is designated preferred stock, par value $.001 per share.

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for the election of directors. If, upon the occurrence of a liquidation, dissolution, or winding up, after the payment to the holders of any outstanding preferred stock of a preferential amount, assets or surplus funds remain in the Company, the holders of any outstanding preferred stock and the holders of common stock shall be entitled to receive all such remaining assets and surplus funds ratably on a per share owned basis.

Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is fully-paid and nonassessable.

The bylaws of PetroAlgae Inc. may be repealed, altered or amended at any time by a majority of the Company’s board of directors, or by the affirmative vote of the majority of the outstanding shares then represented at the shareholder meeting and entitled to vote thereon. Any amendment to the bylaws made by the shareholders may not be amended by the board of directors unless authorized by the shareholders. No amendment made by the board of directors that impairs the rights of any shareholder shall be valid. Except as may be otherwise required by law, if a quorum is present, the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote thereon is required to amend the provisions of the certificate of incorporation.

The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “PALG”. The transfer agent and registrar for the common stock is Island Stock Transfer, 100 Second Avenue, South, Suite 104N, St. Petersburg, Florida 33701, telephone (727) 289-0010, facsimile (727) 289-0069.